Saybrook Pointe

San Jose, CA

324 Apartment Homes

Redevelopment Completed 3Q18

Third Quarter 2018

Earnings Release and Supplemental Information

Aimco

APARTMENT HOMES

Page

2	Earnings Release

11	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

17	Schedule 3 – Property Net Operating Income - Real Estate

18	Schedule 4 – Apartment Home Summary

19	Schedule 5 – Capitalization and Financial Metrics

21	Schedule 6 – Same Store Operating Results

25	Schedule 7 – Real Estate Portfolio Data by Market

27	Schedule 8 – Apartment Community Disposition and Acquisition Activity

28	Schedule 9 – Real Estate Capital Additions Information

29	Schedule 10 – Redevelopment Portfolio

33	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Third Quarter Results
Denver, Colorado, November 1, 2018 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter results for 2018.
Chairman and Chief Executive Officer Terry Considine comments: “In the third quarter, Aimco produced solid results driven by a successful leasing season. Same Store revenue was up 3.1% year-over-year, driven by higher average monthly rent per apartment home of 2.9% and an increase in average daily occupancy of 30 basis points. Third quarter results set us up nicely for the balance of this year and position us well for 2019.”
“Compared to one year ago, we expect to begin the new year with approximately 30 basis points higher occupancy and 30 basis points greater earn-in contribution from our year-end rent roll, plus incremental contribution from completed redevelopment communities, including Park Towne Place, The Sterling, and Saybrook Pointe, and better than underwritten contribution from our 2018 acquisitions of Bent Tree and the Philadelphia portfolio.”
Chief Financial Officer Paul Beldin adds: “Third quarter 2018 AFFO of $0.56 per share was $0.05 per share ahead of the midpoint of our guidance range, and Pro forma FFO of $0.63 per share was $0.03 per share ahead of the midpoint of guidance. AFFO exceeded the midpoint of our expectations due to $0.02 per share from better operating results; $0.01 per share from a number of other items; and $0.02 per share from the timing of capital replacement spending, which we expect to reverse in the fourth quarter.”
“In late September, due to solid results during the summer leasing season, we increased full year 2018 guidance for Same Store revenue growth to 3.0%, the high end of our prior guidance range; Same Store NOI growth to between 2.9% and 3.1%, the midpoint of which matches the high end of our prior guidance range; and AFFO by $0.01 per share, at the midpoint. We are now increasing 2018 AFFO guidance a second time by an additional $0.02 per share, to a range of $2.14 to $2.18.”
Financial Results: Third Quarter AFFO Up 4%

	THIRD QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2018	2017	Variance	2018	2017	Variance
Net income	$3.61	$0.11	3,182%	$4.15	$0.29	1,331%
Funds From Operations (FFO)	$0.74	$0.63	17%	$1.93	$1.82	6%
Less: Tax benefit	$(0.13)	$—	—%	$(0.12)	$—	—%
Add: Litigation and severance costs	$0.02	$—	—%	$0.03	$—	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.63	$0.63	—%	$1.84	$1.82	1%
Deduct Capital Replacements	$(0.07)	$(0.09)	(22%)	$(0.20)	$(0.26)	(23%)
Adjusted Funds From Operations (AFFO)	$0.56	$0.54	4%	$1.64	$1.56	5%
Net Income (per diluted common share) - Year-over-year, third quarter net income increased primarily due to higher gains on the sale of apartment communities and the Asset Management business, partially offset by increased operating expenses.
AFFO (per diluted common share) - Aimco’s third quarter AFFO per share increased $0.02 year-over-year. Real estate operations contributed to the increase in AFFO, as follows:

•	$0.02 from Same Store Property Net Operating Income growth of 2.6%, driven by a 3.1% increase in revenue, offset by a 4.5% increase in expenses; and

•	$0.06 from leasing activity related to Redevelopment and recently acquired communities; offset by

2

•	($0.06) in AFFO from apartment communities sold in the last twelve months.
The sale of the Asset Management business is estimated to have reduced third quarter AFFO per share by $0.03.
Operating Results: Third Quarter Same Store NOI Up 2.6%; YTD Up 2.8%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2018	2017	Variance	2nd Qtr.	Variance	2018	2017	Variance
Average Rent per Apartment Home	$1,842	$1,790	2.9%	$1,819	1.3%	$1,823	$1,775	2.7%
Other Income per Apartment Home*	124	123	0.8%	121	2.5%	117	115	1.7%
Average Revenue per Apartment Home*	$1,966	$1,913	2.8%	$1,940	1.3%	$1,940	$1,890	2.6%
Average Daily Occupancy	96.3%	96.0%	0.3%	96.3%	—%	96.3%	96.0%	0.3%

$ in Millions
Revenue, before utility reimbursements	$148.9	$144.4	3.1%	$147.0	1.3%	$440.7	$428.0	3.0%
Expenses, net of utility reimbursements	39.0	37.4	4.5%	38.5	1.4%	116.5	112.7	3.3%
NOI	$109.9	$107.0	2.6%	$108.5	1.3%	$324.2	$315.3	2.8%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utility costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. The change in presentation had no impact on revenue growth rates in third quarter 2018 and reduced year-to-date 2018 by 10 bps.

Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2018	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Year-to-Date
Renewal rent increases	4.9%	4.8%	4.1%	4.3%	4.3%	4.2%	4.6%
New lease rent increases	0.4%	1.9%	2.4%	2.7%	1.4%	2.2%	1.7%
Weighted average rent increases	2.7%	3.4%	3.4%	3.4%	2.7%	3.2%	3.2%
Average Daily Occupancy	96.3%	96.3%	96.0%	96.2%	96.6%	96.3%	96.3%
Renewal rates in the third quarter were 40 bps lower year-over-year due to the decision to increase occupancy in certain markets, including Denver and Chicago.
Redevelopment
Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes limited ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. Aimco invests to earn risk-adjusted returns in excess of those expected from the apartment communities sold in paired trades to fund the redevelopment and development. Of these two activities, Aimco favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.
During the third quarter, Aimco invested $37 million in redevelopment and development. In Center City, Philadelphia, Aimco substantially completed redevelopment of the vacated fourth and final tower of Park Towne Place. For the third quarter, average daily occupancy at the three completed towers was 89.1%. At September 30, 2018, the three completed towers were 95% leased and the fourth tower was 71% leased.

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Aimco also commenced the next phase of redevelopment at its Flamingo community, located in Miami Beach. This $30 million phase includes extensive redevelopment of retail, leasing, and common areas, including major enhancements to the entryway.
In September, Aimco exercised its option to acquire approximately two acres of land adjacent to its 21 Fitzsimons community, located on the University of Colorado Anschutz Medical Campus, and broke ground on the development of a 253-apartment home community. Aimco expects to invest approximately $87 million to construct the community, which is expected to be complete in the third quarter of 2020. Aimco anticipates a stabilized net operating income yield in the low 6% range, driven by an 80% net operating income margin due to operational efficiencies derived from owning the adjacent 600 apartment homes, and a Free Cash Flow internal rate of return greater than 10%, resulting in value creation (defined as the amount by which the completed property value exceeds the pre-redevelopment value plus redevelopment spend) of more than 35%.
During the third quarter, Aimco leased 145 apartment homes at Redevelopment communities. At September 30, 2018, Aimco’s exposure to lease-up at active redevelopment and development communities was approximately 341 apartment homes, of which 62 were in the fourth tower of Park Towne Place, 213 were being constructed at Parc Mosaic, and 66 were located in three other communities.
Subsequent to quarter end, Aimco commenced construction on the development of 58 rental townhomes on approximately four acres of land contiguous to the Elm Creek apartment community in Elmhurst, Illinois. Given the success of a similar project five years ago at the community, Aimco opportunistically purchased an adjacent land parcel in 2017. Aimco expects to achieve a stabilized net operating income yield of 7% and a Free Cash Flow internal rate of return greater than 11% on this $35 million investment. Aimco expects initial occupancy in the first quarter of 2020 and completion of construction in the second quarter of 2020.
Portfolio Management: Revenue Per Apartment Home Up 6% to $2,131
Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.
As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, occasional developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

	THIRD QUARTER
	2018	2017	Variance
Apartment Communities	133	141	(8)
Apartment Homes	36,481	39,184	(2,703)
Average Revenue per Apartment Home*	$2,131	$2,005	6%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	112%	1%
Percentage A (3Q 2018 Average Revenue per Apartment Home $2,809)	51%	53%	(2%)
Percentage B (3Q 2018 Average Revenue per Apartment Home $1,854)	33%	34%	(1%)
Percentage C+ (3Q 2018 Average Revenue per Apartment Home $1,702)	16%	13%	3%
NOI Margin	72%	72%	—%
Free Cash Flow Margin	67%	66%	1%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

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Third Quarter Real Estate Portfolio - For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,131 for third quarter 2018, a 6% increase compared to third quarter 2017. This increase is due to year-over-year growth in Same Store revenue as well as Aimco’s acquisition activities, lease-up of redevelopment and acquisition communities, and sale of communities with average monthly revenues per apartment home lower than those of the retained portfolio.
Acquisitions - Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict paired trade discipline. Aimco did not complete any acquisitions in the third quarter.
Year-to-date, Aimco has acquired five communities. Aimco acquired for $308 million four apartment communities in the Philadelphia area including 665 apartment homes and 153,000 square feet of office and retail space. Aimco also acquired for $160 million Bent Tree Apartments, a 748-apartment home community in Fairfax County, Virginia.
As previously announced, in April 2018 Aimco agreed to acquire six communities in the Philadelphia area, including the four that have been acquired year-to-date. During the third quarter, Aimco terminated its agreement to acquire the fifth community, The Victor, in Camden, New Jersey, due to the lack of required approvals from the City of Camden. The purchase of the sixth community is expected upon completion of construction in the first half of 2019. The rate of return expected on Aimco’s investment in the Philadelphia communities is not materially impacted by the removal of The Victor.
Dispositions - During the third quarter, Aimco sold for $590 million its Asset Management business and four affordable apartment communities located in the Hunters Point area of San Francisco. After payment of transaction costs and repayment of property-level debt encumbering the Hunters Point apartment communities, net proceeds to Aimco were $512 million.
Aimco also sold for $170 million Chestnut Hill Village, an 821-apartment home community located in north Philadelphia. Net proceeds to Aimco were $166 million.
Aimco used proceeds from the two sales to fund previously completed 2018 acquisitions, effectively completing the paired trades. The sale of Chestnut Hill Village rebalanced Aimco’s capital allocation to Philadelphia from a lower-rated apartment community in north Philadelphia to communities in the more desirable Center City and University City submarkets. The acquisition communities have expected Free Cash Flow internal rates of return approximately 400 basis points higher than those of the disposition communities.
Aimco used excess proceeds from these sales to repay in full the revolving credit facility and term loan, reduce property-level borrowings, fund share repurchases, and for general corporate purposes.
Balance Sheet
Aimco Leverage
Aimco’s leverage strategy seeks to increase financial returns while using leverage with appropriate caution. Aimco limits risk through balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.

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Aimco total leverage includes Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under its revolving credit facility, and outstanding preferred equity.

	AS OF SEPTEMBER 30, 2018
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,656	94%	7.0
Preferred Equity*	226	6%	40.0
Total Leverage	$3,882	100%	8.9
Cash, restricted cash and investments in securitization trust assets	(189)
Net Leverage, as adjusted	$3,693

*
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDA below 7.0x and Adjusted EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDA, Pro forma EBITDA, and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDA	6.5x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	6.9x
Adjusted EBITDA to Adjusted Interest Expense	3.4x
Adjusted EBITDA to Adjusted Interest Expense and Preferred Dividends	3.1x
Aimco’s Adjusted EBITDA has been adjusted on a pro forma basis to reflect the dispositions of Chestnut Hill Village, the Asset Management business, and the four Hunters Point communities during the period as if the transactions had been closed on July 1, 2018.
Aimco expects its Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA ratios to decrease to 6.3x and 6.7x, respectively, before year-end.
Refinancing Activity
Entering the third quarter, Aimco had $1.6 billion in debt scheduled to mature between 2019 and 2021 and $125 million of 6.875% preferred stock callable in 2019. During third quarter, Aimco repaid $120 million of property debt. As previously announced, Aimco intends to redeem the preferred stock in May 2019. Aimco is addressing the majority of these remaining maturities and has rate-locked $620 million of non-recourse, property loans: $500 million of these loans are fixed-rate with a weighted average maturity of nine years and a weighted average interest rate of 4.17%, and $120 million of these loans have five-year terms and interest rates floating at a weighted average of 115 basis points over 30-day LIBOR. In connection with fourth quarter expected refinancing activity, Aimco expects to incur approximately $14 million of debt extinguishment costs, which will be excluded from Pro forma FFO and AFFO in fourth quarter 2018 and for the full year 2018.
Share Repurchases
Subsequent to quarter-end, Aimco repurchased 1.7 million shares of its common stock for a total of $75 million, at a weighted average price of $43.89 per share, approximately a 20% discount to Aimco’s first quarter 2018 estimated Net Asset Value per share.

6

Liquidity
At September 30, 2018, Aimco held cash and restricted cash of $104 million and had the capacity to borrow $593 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit.
Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At September 30, 2018, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $2.3 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.38 per share of Class A Common Stock for the quarter ended September 30, 2018. On an annualized basis, this represents an increase of 6% compared to the dividends paid during 2017. This dividend is payable on November 30, 2018, to stockholders of record on November 16, 2018.

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2018 Outlook

($ Amounts represent Aimco Share)	YEAR-TO-DATE SEPTEMBER 30, 2018	FULL YEAR 2018	PREVIOUS FULL YEAR 2018

Net Income per share	$4.15	$4.18 to $4.22	$4.26 to $4.34
Pro forma FFO per share	$1.84	$2.45 to $2.49	$2.41 to $2.49
AFFO per share	$1.64	$2.14 to $2.18	$2.10 to $2.18

Select Components of FFO
Same Store Operating Measures
Revenue change compared to prior year	3.0%	3.00%	3.00%
Expense change compared to prior year	3.3%	2.80% to 3.40%	2.80% to 3.40%
NOI change compared to prior year	2.8%	2.90% to 3.10%	2.90% to 3.10%

Other Earnings
Asset Management Contribution	$22M	$22M	$22M
Tax Benefits [1]	$16M	$19M to $20M	$16M to $18M

Offsite Costs
Property management expenses	$15M	$20M	$20M
General and administrative expenses	$37M	$48M	$44M
Total Offsite Costs	$52M	$68M	$64M

Capital Investments
Redevelopment/Development	$125M	$170M to $190M	$160M to $200M
Capital Enhancements	$79M	$90M to $100M	$80M to $100M

Transactions
Property dispositions	$825M	$825M	$825M
Property acquisitions	$468M	$468M	$468M

Portfolio Quality
Average revenue per apartment home	$2,131	~$2,130	~$2,100

Balance Sheet
Proportionate Debt to Adjusted EBITDA	6.5x	~6.3x	~6.3x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	6.9x	~6.7x	~6.7x

[1]
Year-to-date 2018 tax benefits exclude the release of a $20.4 million valuation allowance released as a result of Aimco’s ability to realize its deferred tax benefits due to the sale of the Asset Management business. The release of the valuation allowance is excluded from Aimco’s calculation of Pro forma FFO and AFFO.

($ Amounts represent Aimco Share)	FOURTH QUARTER 2018

Net income per share	$0.03 to $0.07
Pro forma FFO per share	$0.61 to $0.65
AFFO per share	$0.50 to $0.54

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Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, November 2, 2018 at 1:00 p.m. ET	Replay available until February 2, 2019
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 7308086	Passcode: 10124032
Live webcast and replay: investors.aimco.com
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 133 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Suzanne Sorkin, Vice President, Investor Relations/FP&A
Investor Relations 303-793-4661, investor@aimco.com

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Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of fourth quarter and full year 2018 results, including but not limited to: FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUES
Rental and other property revenues attributable to Real Estate	$234,048	$233,708	$690,571	$686,639
Rental and other property revenues of partnerships served by Asset Management business	5,022	18,232	42,830	55,327
Tax credit and transaction revenues	3,411	2,695	6,987	8,242
Total revenues	242,481	254,635	740,388	750,208

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	78,254	81,244	232,572	239,954
Property operating expenses of partnerships served by Asset Management business	2,608	8,872	20,865	26,458
Depreciation and amortization	96,406	92,513	286,439	268,836
General and administrative expenses	12,479	10,529	37,196	31,599
Other expenses, net	5,780	2,272	13,624	6,661
Total operating expenses	195,527	195,430	590,696	573,508
Operating income	46,954	59,205	149,692	176,700
Interest income	2,712	2,047	7,768	6,251
Interest expense	(45,492)	(50,682)	(143,193)	(145,422)
Other, net	(283)	6,937	141	7,602
Income before income taxes and gain (loss) on dispositions	3,891	17,507	14,408	45,131
Income tax benefit	27,941	4,870	69,724	14,878
Income before gain (loss) on dispositions	31,832	22,377	84,132	60,009
Gain (loss) on dispositions of real estate and the Asset Management business, inclusive of related income tax	572,085	(233)	622,631	881
Net income	603,917	22,144	706,763	60,890
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(1,794)	249	(8,045)	(1,515)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,934)	(1,938)	(5,805)	(5,826)
Net income attributable to common noncontrolling interests in Aimco OP	(30,198)	(820)	(34,093)	(2,164)
Net income attributable to noncontrolling interests	(33,926)	(2,509)	(47,943)	(9,505)
Net income attributable to Aimco	569,991	19,635	658,820	51,385
Net income attributable to Aimco preferred stockholders	(2,148)	(2,148)	(6,445)	(6,445)
Net income attributable to participating securities	(814)	(57)	(1,004)	(176)
Net income attributable to Aimco common stockholders	$567,029	$17,430	$651,371	$44,764

Net income attributable to Aimco per common share – basic	$3.62	$0.11	$4.16	$0.29

Net income attributable to Aimco per common share – diluted	$3.61	$0.11	$4.15	$0.29

Weighted average common shares outstanding – basic	156,711	156,306	156,674	156,290

Weighted average common shares outstanding – diluted	156,938	156,835	156,836	156,768

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Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2018	December 31, 2017
Assets
Real estate	$8,269,634	$7,927,753
Accumulated depreciation	(2,538,979)	(2,522,358)
Net real estate	5,730,655	5,405,395
Cash and cash equivalents	58,032	60,498
Restricted cash	46,267	34,827
Goodwill	37,808	37,808
Other assets	312,259	234,931
Assets held for sale	—	17,959
Assets of partnerships served by Asset Management business:
Real estate, net	—	224,873
Cash and cash equivalents	—	16,288
Restricted cash	—	30,928
Other assets	—	15,533
Total Assets	$6,185,021	$6,079,040

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,665,277	$3,563,041
Debt issue costs	(18,488)	(17,932)
Non-recourse property debt, net	3,646,789	3,545,109
Term loan, net	—	249,501
Revolving credit facility borrowings	—	67,160
Accrued liabilities and other	242,782	213,027

Liabilities of partnerships served by Asset Management business:
Non-recourse property debt, net	—	227,141
Accrued liabilities and other	—	19,812
Total Liabilities	3,889,571	4,321,750

Preferred noncontrolling interests in Aimco OP	101,320	101,537
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,574	1,572
Additional paid-in capital	3,888,312	3,900,042
Accumulated other comprehensive income	4,850	3,603
Distributions in excess of earnings	(1,894,054)	(2,367,073)
Total Aimco equity	2,125,682	1,663,144
Noncontrolling interests in consolidated real estate partnerships	(1,605)	(1,716)
Common noncontrolling interests in Aimco OP	70,053	(5,675)
Total equity	2,194,130	1,655,753
Total liabilities and equity	$6,185,021	$6,079,040

12

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
Three and Nine Months Ended September 30, 2018 Compared to Three and Nine Months Ended September 30, 2017
(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Aimco common stockholders	$567,029	$17,430	$651,371	$44,764
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	94,166	89,879	279,798	257,409
Gain on dispositions and other, net of noncontrolling partners’ interest	(624,521)	(5,772)	(671,761)	(7,952)
Income tax adjustments related to gain on dispositions and other items [1]	54,448	733	23,813	2,175
Common noncontrolling interests in Aimco OP’s share of above adjustments	24,130	(3,814)	18,963	(11,447)
Amounts allocable to participating securities	626	(43)	529	(122)
FFO Attributable to Aimco common stockholders	$115,878	$98,413	$302,713	$284,827
Tax benefit due to valuation allowance release, net of common noncontrolling interests in Aimco OP and participating securities [2]	(19,349)	—	(19,349)	—
Litigation costs, net of common noncontrolling interests in Aimco OP and participating securities [3]	2,727	—	4,633	—
Severance costs, net of common noncontrolling interests in Aimco OP and participating securities [4]	67	—	1,282	—
Pro forma FFO Attributable to Aimco common stockholders	$99,323	$98,413	$289,279	$284,827
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(10,768)	(14,446)	(32,245)	(40,752)
AFFO Attributable to Aimco common stockholders	$88,555	$83,967	$257,034	$244,075

Weighted average common shares outstanding	156,711	156,306	156,674	156,290
Dilutive common share equivalents	227	529	162	478
Total shares and dilutive share equivalents	156,938	156,835	156,836	156,768

Net income attributable to Aimco per common share – diluted	$3.61	$0.11	$4.15	$0.29
FFO per share – diluted	$0.74	$0.63	$1.93	$1.82
Pro forma FFO per share – diluted	$0.63	$0.63	$1.84	$1.82
AFFO per share – diluted	$0.56	$0.54	$1.64	$1.56

[1]
Income taxes related to gain on dispositions and other items for the three months ended September 30, 2018, includes the reversal of a $33.3 million deferred tax asset related to the first quarter 2018 intercompany transfer of assets, which was realized upon the sale of Aimco’s Asset Management business. The remaining income tax provision of $21.1 million relates to the tax on the gain on the sale. For the nine months ended September 30, 2018, income taxes related to gain on dispositions and other items includes tax on the gain on the sale of the Asset Management business, as well as tax on the gain on the sale of apartment communities during the nine months ended September 30, 2018.

[2]
Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit from its release.

[3]
Aimco is engaged in litigation with Airbnb to protect its property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO and AFFO.

[4]
Aimco incurred severance costs in connection with the sale of its Asset Management business. Aimco excludes such costs from Pro forma FFO because it believes these costs are closely related to the sale of the business.

13

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information		(Page 1 of 2)
Three and Nine Months Ended September 30, 2018 Compared to Three and Nine Months Ended September 30, 2017
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Real Estate [1]
Revenues, before utility reimbursements [2]
Same Store	$149,561	$145,120	$442,708	$430,063
Redevelopment/Development	46,836	44,015	135,458	128,329
Acquisition	15,826	4,662	33,857	12,628
Other Real Estate	11,426	10,928	33,989	32,659
Total revenues, before utility reimbursements	223,649	204,725	646,012	603,679
Expenses, net of utility reimbursements [2]
Same Store	39,246	37,542	117,063	113,265
Redevelopment/Development	15,447	14,717	44,758	43,607
Acquisition	4,514	1,767	10,253	5,302
Other Real Estate	3,928	3,810	11,835	11,430
Total expenses, net of utility reimbursements	63,135	57,836	183,909	173,604
Real Estate net operating income	160,514	146,889	462,103	430,075

Property management expenses	(5,235)	(5,363)	(14,910)	(15,437)
Casualties	(712)	(2,589)	(2,307)	(6,464)
Other expenses, net	(2,657)	(834)	(5,543)	(1,590)
Interest expense on non-recourse property debt	(42,573)	(42,576)	(125,347)	(127,992)
Interest income	1,923	1,778	5,657	5,243
FFO related to Sold communities	1,146	12,535	12,085	36,814
Contribution from Real Estate	112,406	109,840	331,738	320,649

Contribution from Asset Management [3]	4,878	10,487	21,058	29,121

General and administrative and investment management expenses	(12,479)	(10,529)	(37,196)	(31,599)
Depreciation and amortization related to non-real estate assets	(2,173)	(2,635)	(6,553)	(7,522)
Other expenses, net	(2,771)	(1,217)	(6,077)	(3,296)
Interest expense on corporate borrowings	(1,954)	(4,384)	(9,403)	(6,814)
Historic tax credit benefit	3,374	1,533	4,719	4,629
Other tax benefits, net	24,867	4,381	31,711	11,351
Preferred dividends and distributions	(4,082)	(4,086)	(12,250)	(12,271)
Common noncontrolling interests in Aimco OP	(6,068)	(4,634)	(15,130)	(13,611)
Amounts allocated to participating securities	(188)	(100)	(475)	(298)
Aimco share of amounts associated with unconsolidated partnerships	383	521	1,407	1,505
Noncontrolling interests’ share of the above amounts	(315)	(764)	(836)	(7,017)
FFO Attributable to Aimco common stockholders	$115,878	$98,413	$302,713	$284,827
Tax benefit due to valuation allowance release, net of common noncontrolling interests in Aimco OP and participating securities [4]	(19,349)	—	(19,349)	—
Litigation costs, net of common noncontrolling interests in Aimco OP and participating securities [5]	2,727	—	4,633	—
Severance costs, net of common noncontrolling interests in Aimco OP and participating securities [6]	67	—	1,282	—
Pro Forma FFO Attributable to Aimco common stockholders	$99,323	$98,413	$289,279	$284,827
Capital Replacements, net of noncontrolling interests’ share	(10,768)	(14,446)	(32,245)	(40,752)
AFFO Attributable to Aimco common stockholders	$88,555	$83,967	$257,034	$244,075

Please see the following page for footnote descriptions

14

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

[3]
On July 25, 2018, Aimco sold its Asset Management business and interests in the partnerships served by this business. Year-to-date, unconsolidated partnerships served by the Asset Management business contributed $0.8 million to FFO, which is included in Aimco share of amounts associated with unconsolidated partnerships, bringing the proportionate contribution from Asset Management to $22 million prior to its sale.

[4]
Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit from its release.

[5]
Aimco is engaged in litigation with Airbnb to protect Aimco’s property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO and AFFO. The amount presented is net of noncontrolling interests share of such costs.

[6]
Aimco incurred severance costs in connection with the sale of its Asset Management business. Aimco excludes such costs from Pro forma FFO because it believes these costs are closely related to the sale of the business.

15

Supplemental Schedule 2(b)

Partially Owned Entities
Three and Nine Months Ended September 30, 2018 Compared to Three and Nine Months Ended September 30, 2017
(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Real estate
Revenues, before utility reimbursements	$793	$792	$604	$559	$2,356	$13,742	$1,748	$1,653
Expenses, net of utility reimbursements	280	254	155	193	809	4,316	503	479
Net operating income	513	538	449	366	1,547	9,426	1,245	1,174

Property management expenses, net	(34)	(33)	(34)	(62)	(100)	(279)	(162)	(184)
Casualties	13	(4)	—	—	17	(49)	—	—
Other Expense, net	19	(9)	—	—	(4)	(49)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(182)	(181)	(80)	(84)	(541)	(3,056)	(244)	(256)
Interest income from securitization trust	—	—	—	—	—	—	—	—
FFO related to Sold and Held For Sale Apartment Communities	—	184	—	—	(40)	577	—	—
Contribution from Real Estate	329	495	335	220	879	6,570	839	734

Contribution from Asset Management	—	118	48	301	—	316	565	769

Other non-property expenses, net	(14)	151	—	—	(43)	131	3	2
FFO	$315	$764	$383	$521	$836	$7,017	$1,407	$1,505

Total apartment communities [3]	9		4
Total apartment homes [3]	3,592		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	187		72

[1]
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts. The decrease from nine months ended September 30, 2017 to 2018 is primarily due to the June 30, 2017 reacquisition of the limited partners’ interest in the Palazzo joint venture.

[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.
[3]	Apartment community information excludes Sold Communities.

16

Supplemental Schedule 3

Property Net Operating Income - Real Estate
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Revenues, before utility reimbursements [1]
Same Store	$149,561	$147,627	$145,520	$145,440	$145,120
Redevelopment/Development	46,836	44,854	43,768	43,365	44,015
Acquisition	15,826	11,488	6,543	4,846	4,662
Other Real Estate	11,426	11,295	11,268	11,068	10,928
Total revenues, before utility reimbursements	$223,649	$215,264	$207,099	$204,719	$204,725

Expenses, net of utility reimbursements [1]
Same Store	$39,246	$38,692	$39,125	$35,746	$37,542
Redevelopment/Development	15,447	15,052	14,259	15,915	14,717
Acquisition	4,514	3,541	2,197	1,674	1,767
Other Real Estate	3,928	3,894	4,028	3,648	3,810
Total expenses, net of utility reimbursements	$63,135	$61,179	$59,609	$56,983	$57,836

Property Net Operating Income
Same Store	$110,315	$108,935	$106,395	$109,694	$107,578
Redevelopment/Development	31,389	29,802	29,509	27,450	29,298
Acquisition	11,312	7,947	4,346	3,172	2,895
Other Real Estate	7,498	7,401	7,240	7,420	7,118
Total Property Net Operating Income	$160,514	$154,085	$147,490	$147,736	$146,889

Sold Property Net Operating Income [2]	$1,290	$6,104	$5,834	$11,715	$13,739

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Amounts presented also exclude the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in July 2018.

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

[2]
During 2018, Aimco sold two apartment communities located in southern Virginia, one apartment community located in suburban Maryland, one apartment community located in north Philadelphia, and four affordable apartment communities located in the Hunters Point area of San Francisco. Aimco also sold its interests in the entities owning the La Jolla Cove property.

17

Supplemental Schedule 4

Apartment Home Summary
As of September 30, 2018
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	95	26,367	26,220
Redevelopment/Development	13	6,293	6,282
Acquisitions	6	1,876	1,876
Other Real Estate	15	1,803	1,774
Total Consolidated	129	36,339	36,152
Unconsolidated	4	142	72
Total Real Estate Portfolio	133	36,481	36,224

18

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of September 30, 2018
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,532,159	$6,773	$(16,323)	$3,522,609		7.1		4.48%
Floating rate loans payable	118,613	—	—	118,613		4.4		3.36%
Floating rate tax-exempt bonds	14,505	—	—	14,505		14.8		3.42%
Total non-recourse property debt	$3,665,277	$6,773	$(16,323)	$3,655,727		7.0		4.44%
Revolving credit facility borrowings	—			—
Preferred Equity	226,320	—	—	226,320		40.0	[1]	7.22%
Total Leverage	$3,891,597	$6,773	$(16,323)	$3,882,047		8.9		4.60%
Cash and restricted cash	(104,299)	—	2,380	(101,919)
Securitization trust assets	(87,011)	—	—	(87,011)	[2]
Net Leverage, as adjusted	$3,700,287	$6,773	$(13,943)	$3,693,117

Leverage Ratios Third Quarter 2018 [3]

Proportionate Debt to Adjusted EBITDA		6.5x
Proportionate Debt and Preferred Equity to Adjusted EBITDA		6.9x
Adjusted EBITDA to Adjusted Interest		3.4x
Adjusted EBITDA to Adjusted Interest and Preferred Dividends		3.1x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.01x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.

[2]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $87.0 million, and are included in other assets (attributable to the Real Estate portfolio) on Aimco’s Consolidated Balance Sheet at September 30, 2018. The amount of these investments effectively reduces Aimco’s leverage.

[3]
Aimco’s Adjusted EBITDA has been adjusted on a pro forma basis to reflect the disposition of Chestnut Hill Village, the Asset Management business, and the four Hunters Point communities during the period as if the transactions had been closed on July 1, 2018.

19

Supplemental Schedule 5(b)

Capitalization and Financial Metrics
As of September 30, 2018
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2018 4Q	$20,156	$—		$20,156		—%	—%

2019 1Q	20,529	37,729		58,258		1.06%	3.79%
2019 2Q	20,248	113,379		133,627		3.19%	5.79%
2019 3Q	18,859	213,437		232,296		6.00%	5.74%
2019 4Q	19,115	—		19,115		—%	—%
Total 2019	78,751	364,545		443,296		10.25%	5.56%

2020	74,289	330,951		405,240		9.31%	5.40%
2021	57,099	605,139	[1]	662,238		17.02%	5.39%
2022	50,030	286,715		336,745		8.07%	4.84%
2023	39,503	282,322		321,825		7.94%	4.13%
2024	34,290	252,191		286,481		7.09%	3.39%
2025	28,324	187,447		215,771		5.27%	3.53%
2026	23,164	155,571		178,735		4.38%	3.34%
2027	15,132	215,557		230,689		6.06%	3.37%
Thereafter	249,832	203,867		453,699		5.73%	3.48%
Total	$670,570	$2,884,305		$3,554,875
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,655,727

Preferred Equity

	Shares/Units Outstanding as of September 30, 2018	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,814		7.636%	101,320
Total Preferred Equity			7.216%	$226,320

Common Stock, Partnership Units and Equivalents

	As of
	September 30, 2018
Class A Common Stock outstanding	156,713
Participating unvested restricted stock	257
Dilutive options, share equivalents and non-participating unvested restricted stock	302
Total shares and dilutive share equivalents	157,272
Common Partnership Units and equivalents	8,392	[2]
Total shares, units and dilutive share equivalents	165,664

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $706.0 million to $605.1 million, or 17.0% of total non-recourse property debt outstanding at September 30, 2018.

[2]	Year-to-date, Aimco has repurchased 0.2 million Common Partnership Units for $8.5 million, approximately a 20% discount to Aimco’s estimated net asset value.

20

Supplemental Schedule 6(a)

Same Store Operating Results
Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2018	3Q 2017	Growth	3Q 2018	3Q 2017	Growth	3Q 2018	3Q 2017	Growth	3Q 2018	3Q 2018	3Q 2017	3Q 2018	3Q 2017

Atlanta	5	817	817	$4,119	$4,135	(0.4%)	$1,468	$1,411	4.0%	$2,651	$2,724	(2.7%)	64.4%	95.4%	96.2%	$1,762	$1,755
Bay Area	8	1,432	1,432	12,741	12,132	5.0%	2,550	2,531	0.8%	10,191	9,601	6.1%	80.0%	97.8%	96.8%	3,032	2,916
Boston	14	4,379	4,379	23,162	21,941	5.6%	7,014	6,876	2.0%	16,148	15,065	7.2%	69.7%	97.2%	95.7%	1,814	1,745
Chicago	9	2,882	2,882	13,843	13,791	0.4%	3,860	3,777	2.2%	9,983	10,014	(0.3%)	72.1%	95.6%	96.8%	1,675	1,648
Denver	7	1,925	1,886	9,042	8,816	2.6%	2,149	1,938	10.9%	6,893	6,878	0.2%	76.2%	97.0%	96.3%	1,647	1,618
Greater New York	9	496	496	4,408	4,362	1.1%	1,533	1,509	1.6%	2,875	2,853	0.8%	65.2%	93.4%	94.4%	3,173	3,106
Greater Washington, DC	12	5,085	5,057	23,198	22,799	1.8%	6,954	6,493	7.1%	16,244	16,306	(0.4%)	70.0%	96.2%	95.9%	1,589	1,567
Los Angeles	10	2,965	2,964	23,709	22,771	4.1%	4,315	4,148	4.0%	19,394	18,623	4.1%	81.8%	96.5%	95.5%	2,762	2,682
Miami	3	873	873	5,667	5,436	4.2%	1,513	1,298	16.6%	4,154	4,138	0.4%	73.3%	95.9%	94.9%	2,257	2,188
Philadelphia	2	499	420	2,303	2,333	(1.3%)	691	649	6.5%	1,612	1,684	(4.3%)	70.0%	93.0%	93.2%	1,963	1,985
San Diego	6	2,001	2,001	11,526	10,940	5.4%	2,262	2,454	(7.8%)	9,264	8,486	9.2%	80.4%	97.7%	97.0%	1,966	1,880
Seattle	2	239	239	1,596	1,568	1.8%	459	447	2.7%	1,137	1,121	1.4%	71.2%	96.2%	96.7%	2,313	2,262
Other Markets	8	2,774	2,774	13,563	13,417	1.1%	4,266	3,821	11.6%	9,297	9,596	(3.1%)	68.5%	94.3%	95.9%	1,728	1,681
Total	95	26,367	26,220	$148,877	$144,441	3.1%	$39,034	$37,352	4.5%	$109,843	$107,089	2.6%	73.8%	96.3%	96.0%	$1,966	$1,913

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.1% and same store expense growth of 4.4%. The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		3Q 2017 to 3Q 2018

	Atlanta	—%
	Bay Area	5.3%
	Boston	5.7%
	Chicago	0.6%
	Denver	2.3%
	Greater New York	1.2%
	Greater Washington, DC	1.8%
	Los Angeles	4.0%
	Miami	3.9%
	Philadelphia	(0.2%)
	San Diego	4.9%
	Seattle	2.1%
	Other Markets	1.2%
	Total	3.1%

21

Supplemental Schedule 6(b)

Same Store Operating Results
Three Months Ended September 30, 2018 Compared to Three Months Ended June 30, 2018
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenue, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home [1]
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2018	2Q 2018	Growth	3Q 2018	2Q 2018	Growth	3Q 2018	2Q 2018	Growth	3Q 2018	3Q 2018	2Q 2018	3Q 2018	2Q 2018

Atlanta	5	817	817	$4,119	$4,039	2.0%	$1,468	$1,551	(5.4%)	$2,651	$2,488	6.6%	64.4%	95.4%	94.6%	$1,762	$1,742
Bay Area	8	1,432	1,432	12,741	12,552	1.5%	2,550	2,554	(0.2%)	10,191	9,998	1.9%	80.0%	97.8%	97.9%	3,032	2,984
Boston	14	4,379	4,379	23,162	22,580	2.6%	7,014	7,201	(2.6%)	16,148	15,379	5.0%	69.7%	97.2%	96.2%	1,814	1,787
Chicago	9	2,882	2,882	13,843	13,926	(0.6%)	3,860	3,840	0.5%	9,983	10,086	(1.0%)	72.1%	95.6%	96.8%	1,675	1,664
Denver	7	1,925	1,886	9,042	8,929	1.3%	2,149	2,211	(2.8%)	6,893	6,718	2.6%	76.2%	97.0%	96.3%	1,647	1,639
Greater New York	9	496	496	4,408	4,427	(0.4%)	1,533	1,507	1.7%	2,875	2,920	(1.5%)	65.2%	93.4%	94.9%	3,173	3,135
Greater Washington, DC	12	5,085	5,057	23,198	22,896	1.3%	6,954	6,503	6.9%	16,244	16,393	(0.9%)	70.0%	96.2%	96.4%	1,589	1,566
Los Angeles	10	2,965	2,964	23,709	23,386	1.4%	4,315	4,338	(0.5%)	19,394	19,048	1.8%	81.8%	96.5%	96.8%	2,762	2,717
Miami	3	873	873	5,667	5,605	1.1%	1,513	1,457	3.8%	4,154	4,148	0.1%	73.3%	95.9%	95.8%	2,257	2,235
Philadelphia	2	499	420	2,303	2,309	(0.3%)	691	667	3.6%	1,612	1,642	(1.8%)	70.0%	93.0%	96.2%	1,963	1,903
San Diego	6	2,001	2,001	11,526	11,243	2.5%	2,262	2,416	(6.4%)	9,264	8,827	5.0%	80.4%	97.7%	97.3%	1,966	1,926
Seattle	2	239	239	1,596	1,544	3.4%	459	462	(0.6%)	1,137	1,082	5.1%	71.2%	96.2%	94.8%	2,313	2,271
Other Markets	8	2,774	2,774	13,563	13,514	0.4%	4,266	3,789	12.6%	9,297	9,725	(4.4%)	68.5%	94.3%	94.8%	1,728	1,712
Total	95	26,367	26,220	$148,877	$146,950	1.3%	$39,034	$38,496	1.4%	$109,843	$108,454	1.3%	73.8%	96.3%	96.3%	$1,966	$1,940

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 1.5% and same store expense growth of 2.1%. The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		2Q 2018 to 3Q 2018

	Atlanta	2.6%
	Bay Area	2.1%
	Boston	2.6%
	Chicago	(0.2%)
	Denver	1.6%
	Greater New York	(0.3%)
	Greater Washington, DC	1.4%
	Los Angeles	1.4%
	Miami	0.6%
	Philadelphia	1.7%
	San Diego	2.5%
	Seattle	3.6%
	Other Markets	0.7%
	Total	1.5%

22

Supplemental Schedule 6(c)

Same Store Operating Results
Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Share of Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 3Q 2018	YTD 3Q 2017	Growth	YTD 3Q 2018	YTD 3Q 2017	Growth	YTD 3Q 2018	YTD 3Q 2017	Growth	YTD 3Q 2018	YTD 3Q 2018	YTD 3Q 2017	YTD 3Q 2018	YTD 3Q 2017

Atlanta	5	817	817	$12,102	$12,090	0.1%	$4,546	$4,452	2.1%	$7,556	$7,638	(1.1%)	62.4%	95.1%	95.6%	$1,731	$1,721
Bay Area	8	1,432	1,432	37,653	35,968	4.7%	7,647	7,821	(2.2%)	30,006	28,147	6.6%	79.7%	97.7%	96.3%	2,990	2,899
Boston	14	4,379	4,379	67,904	64,986	4.5%	21,737	21,199	2.5%	46,167	43,787	5.4%	68.0%	96.4%	95.5%	1,787	1,726
Chicago	9	2,882	2,882	41,542	40,865	1.7%	11,334	11,388	(0.5%)	30,208	29,477	2.5%	72.7%	96.4%	96.9%	1,662	1,625
Denver	7	1,925	1,886	26,698	25,810	3.4%	7,073	5,858	20.7%	19,625	19,952	(1.6%)	73.5%	96.1%	95.7%	1,637	1,588
Greater New York	9	496	496	13,246	13,184	0.5%	4,620	4,496	2.8%	8,626	8,688	(0.7%)	65.1%	94.9%	95.3%	3,128	3,099
Greater Washington, DC	12	5,085	5,057	68,692	67,762	1.4%	19,603	18,737	4.6%	49,089	49,025	0.1%	71.5%	96.3%	96.3%	1,567	1,546
Los Angeles	10	2,965	2,964	70,100	67,647	3.6%	13,214	13,228	(0.1%)	56,886	54,419	4.5%	81.1%	96.7%	95.7%	2,717	2,650
Miami	3	873	873	16,875	16,221	4.0%	4,478	4,167	7.5%	12,397	12,054	2.8%	73.5%	96.5%	95.4%	2,225	2,164
Philadelphia	2	499	420	6,914	7,037	(1.7%)	2,020	1,857	8.8%	4,894	5,180	(5.5%)	70.8%	95.3%	94.9%	1,918	1,961
San Diego	6	2,001	2,001	33,856	32,384	4.5%	6,995	7,079	(1.2%)	26,861	25,305	6.1%	79.3%	97.3%	97.0%	1,932	1,855
Seattle	2	239	239	4,683	4,644	0.8%	1,403	1,415	(0.8%)	3,280	3,229	1.6%	70.0%	94.6%	96.5%	2,301	2,238
Other Markets	8	2,774	2,774	40,416	39,430	2.5%	11,783	11,028	6.8%	28,633	28,402	0.8%	70.8%	94.8%	95.0%	1,708	1,662
Total	95	26,367	26,220	$440,681	$428,028	3.0%	$116,453	$112,725	3.3%	$324,228	$315,303	2.8%	73.6%	96.3%	96.0%	$1,940	$1,890

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.1% and same store expense growth of 3.6%. The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		YTD 3Q 2017 to YTD 3Q 2018

	Atlanta	—%
	Bay Area	4.7%
	Boston	4.6%
	Chicago	1.8%
	Denver	3.4%
	Greater New York	0.6%
	Greater Washington, DC	1.6%
	Los Angeles	3.7%
	Miami	3.9%
	Philadelphia	(0.9%)
	San Diego	4.3%
	Seattle	1.3%
	Other Markets	2.9%
	Total	3.1%

23

Supplemental Schedule 6(d)

Same Store Operating Expense Detail
(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	3Q 2018	% of Total	3Q 2017	$ Change	% Change
Operating expenses [1]	$20,601	52.8%	$19,515	$1,086	5.6%
Real estate taxes	13,751	35.2%	13,071	680	5.2%
Utility expense, net of reimbursement [2]	2,930	7.5%	3,138	(208)	(6.6%)
Insurance	1,752	4.5%	1,628	124	7.6%
Total	$39,034	100.0%	$37,352	$1,682	4.5%

Sequential Comparison

	3Q 2018	% of Total	2Q 2018	$ Change	% Change
Operating expenses [1]	$20,601	52.8%	$19,818	$783	4.0%
Real estate taxes	13,751	35.2%	13,989	(238)	(1.7%)
Utility expense, net of reimbursement [2]	2,930	7.5%	2,976	(46)	(1.5%)
Insurance	1,752	4.5%	1,713	39	2.3%
Total	$39,034	100.0%	$38,496	$538	1.4%

Year-To-Date Comparison

	YTD 3Q 2018	% of Total	YTD 3Q 2017	$ Change	% Change
Operating expenses [1]	$59,238	50.9%	$57,378	$1,860	3.2%
Real estate taxes	42,643	36.6%	40,867	1,776	4.3%
Utility expense, net of reimbursement [2]	9,451	8.1%	9,654	(203)	(2.1%)
Insurance	5,121	4.4%	4,826	295	6.1%
Total	$116,453	100.0%	$112,725	$3,728	3.3%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.
[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

24

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017
(unaudited)

	Three Months Ended September 30, 2018					Three Months Ended September 30, 2017
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]

Atlanta	5	817	817	1.7%	$1,708	5	817	817	1.7%	$1,681
Bay Area	12	2,632	2,632	10.9%	3,025	16	3,236	3,236	11.9%	2,819
Boston	15	4,689	4,689	12.2%	1,975	15	4,689	4,689	11.0%	1,890
Chicago	10	3,246	3,246	6.7%	1,669	10	3,246	3,246	6.8%	1,650
Denver	8	2,151	2,112	4.2%	1,647	8	2,065	2,026	4.5%	1,606
Greater New York	18	1,040	1,040	3.8%	3,432	18	1,040	1,040	3.7%	3,366
Greater Washington, DC	13	5,833	5,805	12.0%	1,584	14	5,478	5,430	11.0%	1,573
Los Angeles	13	4,347	4,346	18.5%	3,012	13	4,347	4,346	17.8%	2,922
Miami	5	2,670	2,659	6.6%	2,213	5	2,640	2,629	6.8%	2,195
Philadelphia	8	2,638	2,559	8.2%	2,465	6	3,239	3,160	6.8%	1,893
San Diego	12	2,423	2,353	6.6%	1,917	12	2,423	2,353	6.8%	1,833
Seattle	2	239	239	0.7%	2,313	2	239	239	0.7%	2,262
Other Markets	12	3,756	3,727	7.9%	1,741	17	5,725	5,617	10.5%	1,531
Total [2]	133	36,481	36,224	100.0%	$2,131	141	39,184	38,828	100.0%	$2,005

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including these reimbursements in revenue would have resulted in total Average Revenue per Aimco Apartment Home of $2,209 and $2,075 for the quarters ended September 30, 2018 and 2017, respectively.

[2]	Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

25

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
Second Quarter 2018 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s Real Estate portfolio quality based on second quarter 2018 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 24 years.

	Three Months Ended June 30, 2018
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.6%	$1,598	$1,097	145.7%	22
Bay Area	12	2,632	2,632	11.2%	2,827	2,756	102.6%	19
Boston	15	4,689	4,689	11.8%	1,823	2,189	83.3%	31
Chicago	10	3,246	3,246	7.2%	1,525	1,318	115.7%	23
Denver	8	2,151	2,112	4.4%	1,488	1,268	117.4%	20
Greater New York	18	1,040	1,040	3.9%	3,263	3,060	106.6%	22
Greater Washington, DC	13	5,833	5,805	12.0%	1,460	1,706	85.6%	48
Los Angeles	13	4,347	4,346	19.1%	2,813	1,847	152.3%	13
Miami	5	2,661	2,650	6.7%	2,020	1,436	140.7%	25
Philadelphia	8	2,638	2,559	6.5%	2,232	1,266	176.3%	28
San Diego	12	2,423	2,353	6.5%	1,768	1,697	104.2%	28
Seattle	2	239	239	0.7%	2,102	1,679	125.2%	4
Other Markets	12	3,756	3,727	8.4%	1,600	1,362	117.5%	25
Total	133	36,472	36,215	100.0%	$1,967	$1,743	113.0%	24

[1]	The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of June 30, 2018.
[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3]	2Q 2018 per REIS.

26

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Aimco Net Proceeds [5]	Average Revenue per Home

Third Quarter 2018 Dispositions

1	821	100%	$170.4	4.8%	4.2%	$—	$165.5	$165.5	$1,505

Full Year 2018 Dispositions

4	1,334	94%	$242.3	5.2%	4.5%	$—	$235.7	$230.1	$1,467

During 2018, Aimco completed the previously announced sale of its interests in the entities owning the La Jolla Cove property in settlement of legal actions filed in 2014 by a group of disappointed buyers who had hoped to acquire the property. Aimco provided seller financing with a notional value of $49 million and received net cash proceeds of approximately $5 million in the sale.

During July 2018, Aimco sold for $590 million the Asset Management business and four affordable communities located in the Hunters Point area of San Francisco. After payment of transaction costs and repayment of property-level debt encumbering the Hunters Point apartment communities, net proceeds were $512 million.

2018 Acquisitions

Apartment Community Name		Location		Quarter Acquired	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home [6]
Bent Tree Apartments		Fairfax County, VA		1st	February	748	$160	$1,426	[7]
Philadelphia Portfolio		Philadelphia, PA		2nd	May	665	$308	$2,473	[8]

[1] During 2018, Aimco sold four apartment communities, two of which are located in southern Virginia, one located in suburban Maryland, and one located in northern Philadelphia.
[2] NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3] Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[5] Aimco Net Proceeds are Net Sales Proceeds adjusted for distributions made to noncontrolling interests in real estate partnerships.
[6] Represents average rent per apartment home for leases in place at the time of acquisition.
[7] Before consideration of capital enhancement opportunities, new lease rents are 4% higher than expiring leases, as compared to new lease rents that have decreased elsewhere in Northern Virginia.
[8] The Philadelphia Portfolio includes three apartment communities located in Center City, Philadelphia, and one apartment community located in University City, Philadelphia. The amount presented is the weighted average rent per apartment home for these four communities.

27

Supplemental Schedule 9

Real Estate Capital Additions Information
Three and Nine Months Ended September 30, 2018
(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Capital Additions
Capital Replacements
Buildings and grounds	$6,378	$15,887
Turnover capital additions	2,058	5,097
Capitalized site payroll and indirect costs	1,217	3,238
Capital Replacements	9,653	24,222
Capital Improvements	3,486	9,086
Capital Enhancements	32,589	78,516
Redevelopment	23,876	94,568
Development	12,813	30,229
Casualty	843	4,992
Total [1]	$83,260	$241,613

Total apartment homes	36,339	36,339
Capital Replacements per apartment home	$266	$667

[1]	For the three and nine months ended September 30, 2018, capital additions for Aimco’s Real Estate portfolio include $2 million and $6 million of capitalized interest costs, respectively.

28

Supplemental Schedule 10

Redevelopment Portfolio												(Page 1 of 4)
As of September 30, 2018
(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes		Percentage of Completed Homes Leased	Potential Net Investment [1]	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Current Project Scope
Bay Parc	Miami, FL	474	60	15	87%	$24.1	$19.7	Amenities (complete) and renovation of four floors of apartment homes
Calhoun Beach Club	Minneapolis, MN	332	275	59	95%	28.7	10.5	Common areas plus renovation of apartment homes
Flamingo South Beach	Miami Beach, FL	1,323	—	—	—%	39.7	12.0	Arrival and entrance plaza, retail, and leasing areas
Palazzo West at The Grove	Los Angeles, CA	521	389	285	100%	24.5	18.7	Renovation of apartment homes
Saybrook Pointe	San Jose, CA	324	324	324	99%	18.8	18.6	Renovation of apartment homes and amenities (substantially complete)
Yorktown	Lombard, IL	364	292	145	99%	25.7	19.9	Amenities (complete) plus renovation of apartment homes
Other [2]	Various	945	92	43	95%	12.9	11.6	Various
Total		4,283	1,432	871		$174.4	$111.0

Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community or, on a more limited basis, at a new location. When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. The following table summarizes value-creating investments related to these developments and redevelopments.

											Average Revenue per Apartment Home Redeveloped or Constructed [3]
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Initial Occupancy	Stabilized Occupancy	NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
Anschutz Expansion	Aurora, CO	253	253	—	-%	$87.0	$4.1	3Q 2020	3Q 2021	4Q 2022	n/a	$2,350	$0.1
Parc Mosaic	Boulder, CO	226	226	—	-%	117.0	51.2	2Q 2019	4Q 2020	1Q 2022	n/a	3,010	n/a
Park Towne Place	Philadelphia, PA	940	940	878	95%	176.0	172.3	3Q 2015	1Q 2019	2Q 2020	1,590	2,545	0.2
Total		1,419	1,419	878		$380.0	$227.6

Total		5,702	2,851	1,749		$554.4	$338.6

[1]	Potential net investment relates to the current phase of the redevelopment.
[2]	Includes Broadway Lofts located in San Diego, and Villas at Park La Brea and Palazzo East at Park La Brea, both located in Los Angeles.
[3]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents. Reimbursed utilities are excluded from the calculation of Average Revenue per Apartment Home. This change has no effect on Aimco’s expected rental rates.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

29

Supplemental Schedule 10 (Continued)

Redevelopment Valuation Information				(Page 2 of 4)
(proportionate amounts, dollars in millions) (unaudited)

	September 30, 2018
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment/Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$5.9		$25.5	$31.3

Occupancy Stabilized Communities
Annualized second quarter 2018 Proportionate Property NOI	$23.6

Range of applicable NOI capitalization rates	4.30% to 5.00%	[1]

Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$96.4

Inception-to-date net investment - Aimco share	$338.6
Projected NOI yield on incremental investment at stabilization	6.1%
Projected proportionate incremental stabilized property NOI	$20.7

Total estimated post redevelopment Proportionate Property NOI	$117.1

Range of applicable NOI capitalization rates	4.25% to 4.63%	[2]

[1]
Occupancy stabilized communities include: One Canal, a 310-home community in Boston, Massachusetts and The Sterling, a 534-home community in Center City Philadelphia. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2018, NOI weighted capitalization rates may range from 4.30% - 5.00%.

[2]	These communities are located in high-quality submarkets including:
	Location	Submarket
	Boulder, CO	Boulder
	Lombard, IL	Central DuPage County
	Los Angeles, CA	Mid-Wilshire
	Miami, FL	Downtown/South Beach
	Minneapolis, MN	Uptown/St. Louis Park
	Philadelphia, PA	Center City
	San Diego, CA	Downtown/Coronado
	San Jose, CA	South San Jose

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2018, NOI weighted capitalization rates may range from 4.25% - 4.63%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2018 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Also, beginning in 2018, resident utility reimbursements are excluded from this calculation. The amounts presented in the schedule have been revised for this change. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

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Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

Anschutz Expansion Aurora, CO
During the third quarter, Aimco exercised its option to acquire an approximately two acre parcel of land located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community and broke ground on the ground-up construction of a 253-apartment home community. The net investment is projected to be $87 million.

Bay Parc Miami, FL
During the third quarter, Aimco commenced redevelopment of three floors of the building. The completed portion of the current phase of redevelopment includes: improvements to the leasing and lobby areas; apartment homes on one floor; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck.

Calhoun Beach Club Minneapolis, MN
Aimco commenced an initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building. Redevelopment of the corridors in the 12-story building was completed during the first quarter 2018. Redevelopment of additional apartment homes is pending market conditions and demand.

Flamingo South Beach Miami Beach, FL
The current phase of the redevelopment includes redevelopment of the front entrance, retail upgrades, development of amenities, and landscaping and exterior improvements. The initial phase of the redevelopment, which included full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building is complete.

Palazzo West at The Grove Los Angeles, CA	The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors.
Parc Mosaic Boulder, CO	This is a ground-up development of a 226-apartment home community. Aimco commenced construction in the fourth quarter 2017 with completion anticipated in late 2019.
Park Towne Place Philadelphia, PA
Aimco is redeveloping the four towers at this community, one at a time. Construction of the fourth and final tower is substantially complete. For the third quarter, average daily occupancy at the three completed towers was 89.1%, and at September 30, 2018, 71% of the total apartment homes in the fourth tower had been leased. The estimated $176.0 million net investment for the approved phases represents a gross investment of $219.7 million, reduced by $43.7 million of historic tax credits.

Saybrook Pointe San Jose, CA	The redevelopment includes redesigning kitchens, installing new flooring, and upgrading lighting fixtures within the apartment homes and upgrades to all community amenities.
Yorktown Apartment Homes Lombard, IL
The current phase of the redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes includes upgraded finishes and creation of open living spaces. Redevelopment of additional apartment homes commenced in the third quarter.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: On July 25, 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which are structured to provide for the pass-through of tax credits and deductions to their partners. Aimco held nominal ownership positions in these partnerships, generally less than 1%. Aimco provided asset management and other services to these partnerships and received fees and other payments in return. To the extent the amounts due Aimco were not paid currently, the balances accrued and were satisfied from the partnerships’ operating or liquidating cash flow. Aimco also recognized tax credit income as the tax credits and tax deductions were delivered to the partners and was generally responsible for ensuring the underlying apartment communities complied with the requirements to earn low-income housing tax credits. Aimco’s relationship with these partnerships was different than real estate ownership and was better described as an Asset Management business, from which Aimco had limited upside or downside exposure. Aimco valued its Asset Management business based on the agreed upon sales price.

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In accordance with GAAP, Aimco consolidated most of these partnerships and their underlying apartment communities during its ownership of its Asset Management business.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: As presented in Supplemental Schedule 2, Contribution from Asset Management consists of FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business).
CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to the Real Estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.
ECONOMIC INCOME: As discussed in Supplemental Schedule 1, represents stockholder value creation as measured by the change in estimated net asset value per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have

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earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 for more information about Economic Income.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts. Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
Aimco is engaged in litigation with Airbnb to protect its property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO.
In connection with the sale of its Asset Management business, Aimco incurred severance costs during the second and third quarters of 2018. Aimco excludes such costs from Pro forma FFO because it believes these costs incurred are closely related to the sale of the business.
In the third quarter 2018, Aimco also excluded from Pro forma FFO the tax benefit due to the valuation allowance release, net of common noncontrolling interests in Aimco OP and participating securities. Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit from its release.

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AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	Fourth Quarter	Full Year
	2018	2018
Net income	$0.05	$4.20
Depreciation, net	0.58	2.31
Gain on dispositions of real estate, inclusive of related income tax	—	(4.04)
Pro forma FFO	0.63	2.47
Capital Replacements, net	(0.11)	(0.31)
AFFO	$0.52	$2.16
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, outstanding borrowings on its revolving credit facility, and outstanding preferred equity. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).
Aimco calculates Adjusted EBITDA, Pro forma EBITDA and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.
As described further in the Leverage Ratios discussion on page 6, Aimco adjusted the calculation of the leverage ratios on a pro forma basis to reflect the impact of the July 2018 dispositions of Chestnut Hill Village, the Asset Management Business, and the four Hunters Point apartment communities as if the transactions had been closed on July 1, 2018.

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ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (ADJUSTED EBITDA): Adjusted EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined below, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

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preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

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depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to Adjusted EBITDA for Aimco’s Real Estate portfolio for the three months ended September 30, 2018 is as follows:

(in thousands) (unaudited)	Three Months Ended September 30, 2018
Net income attributable to Aimco Common Stockholders	$567,029
Adjustments:
Adjusted Interest Expense	39,545
Income tax benefit	(27,941)
Depreciation and amortization, net of noncontrolling interest	96,349
Gains on disposition and other, inclusive of related income taxes and net of noncontrolling partners’ interests	(570,384)
Preferred stock dividends	2,148
Net income attributable to noncontrolling interests in Aimco Operating Partnership	32,946
Pro forma adjustment (described on the preceding page)	(6,212)
Adjusted EBITDA	$133,480

Annualized Adjusted EBITDA	$533,920
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt encumbering Real Estate apartment communities and interest on the credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense also excludes interest expense related to non-recourse property debt obligations of consolidated partnerships served by Aimco’s Asset Management business.

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Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) are calculated as follows:

(in thousands) (unaudited)	Three Months Ended September 30, 2018
Interest expense per consolidated statement of operations	$45,492
Interest expense related to non-recourse property debt obligations of consolidated partnerships served by Asset Management business	(854)
Interest expense attributable to Real Estate portfolio	44,638
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(102)
Debt prepayment penalties and other non-interest items	(1,410)
Amortization of debt issue costs	(1,658)
Interest income received on securitization investment	(1,923)
Adjusted Interest Expense	$39,545
Preferred Dividends	4,082
Adjusted Interest Expense and Preferred Dividends	$43,627

Annualized Adjusted Interest Expense	$158,180
Annualized Adjusted Interest Expense and Preferred Dividends	$174,508
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDA.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDA.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses and net operating income of partnerships served by Asset Management on Supplemental Schedule 2 includes

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franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to Real Estate or Asset Management generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utilities cost reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended
	September 30, 2018		September 30, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$234,048	$78,254	$233,708	$81,244
Adjustment: Utility reimbursement attributable to Real Estate [1]	(8,133)	(8,133)	(7,365)	(7,365)
Adjustment: Sold properties and other amounts not allocated [2]	(2,266)	(6,986)	(21,618)	(16,043)
Attributable to Real Estate (per Supplemental Schedule 2)	223,649	63,135	204,725	57,836
Adjustment: proportionate adjustment [3]	(793)	(272)	(790)	(244)
Segment proportionate amounts	$222,856	$62,863	$203,935	$57,592

Same Store amounts (per Supplemental Schedule 2)	$149,561	$39,246	$145,120	$37,542
Proportionate adjustment [3]	(684)	(212)	(679)	(190)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$148,877	$39,034	$144,441	$37,352

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Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Nine Months Ended
	September 30, 2018		September 30, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$690,571	$232,572	$686,639	$239,954
Adjustment: Utility reimbursement attributable to Real Estate [1]	(23,547)	(23,547)	(21,212)	(21,212)
Adjustment: Sold properties and other amounts not allocated [2]	(21,012)	(25,116)	(61,748)	(45,138)
Attributable to Real Estate (per Supplemental Schedule 2)	646,012	183,909	603,679	173,604
Adjustment: proportionate adjustment [3]	(2,356)	(790)	(14,330)	(4,293)
Segment proportionate amounts	$643,656	$183,119	$589,349	$169,311

Same Store amounts (per Supplemental Schedule 2)	$442,708	$117,063	$430,063	$113,265
Proportionate adjustment [3]	(2,027)	(610)	(2,035)	(540)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$440,681	$116,453	$428,028	$112,725

[1]
Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]
Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s Real Estate operating segment, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average, as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.
REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes predominantly market rate apartment communities in which Aimco holds substantial equity ownership interest, generally 100%. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2017 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

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ACQUISITION: Includes apartment communities acquired since January 1, 2017.
REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment/Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2017, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.

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